                                                                                                      Exhibit 11B
                        GATX CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                          AND COMMON STOCK EQUIVALENTS
                             ASSUMING FULL DILUTION

                      In Millions, Except Per Share Amounts

                                                 Three Months Ended   Nine Months Ended
                                                    September 30        September 30
                                                 -------------------  ----------------
                                                   1996       1995     1996     1995
                                                 --------   --------  -------   ------
Average number of shares used to
      compute primary earnings per share .....       20.5     20.5     20.5     20.3

Common Stock issuable upon assumed conversion
      of Preferred Stock .....................        4.0      4.0      4.0      4.1
                                                    ------   ------   ------   ------

Total shares .................................       24.5     24.5     24.5     24.4
                                                    ======   ======   ======   ======



Net income as adjusted per primary computation      $30.1    $23.2    $73.9    $72.2

Add - Dividends paid and accrued on
      Preferred Stock ........................        3.3      3.3      9.9      9.9
                                                    ------   ------   ------   ------

Net income, as adjusted ......................      $33.4    $26.5    $83.8    $82.1
                                                    ======   ======   ======   ======

Net income per share, assuming full dilution .      $1.37    $1.08    $3.43    $3.36
                                                    ======   ======   ======   ======



















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